Exhibit 99.1

N E W S

October 25, 2004

Beth Copeland - Media
(317) 269-1395
William J. Brunner - Shareholders & Analysts
(317) 269-1614

FOR IMMEDIATE RELEASE

First Indiana Announces the Sale of Somerset

        (INDIANAPOLIS) — First Indiana Corporation (Nasdaq: FINB) today announced the sale of substantially all the assets of Somerset Financial Services, LLC, to Somerset CPAs, P.C. Somerset Financial Services, LLC, is a subsidiary of the corporation and represented a majority of the operations of The Somerset Group, Inc., which was acquired by the corporation in September, 2000. Somerset CPAs was recently formed by a management group from Somerset Financial and has assumed substantially all the liabilities of Somerset Financial. First Indiana received approximately $11.4 million from the transaction, which includes approximately $5.4 million of existing cash at Somerset Financial.

        “As previously reported, First Indiana has undertaken a rigorous review of our operations resulting in a realigning of our wealth management, trust, and private banking areas. This, coupled with changes in the accounting and legal environments relating to increased independence of auditing firms, contributed to our decision to sell Somerset,” said Marni McKinney, vice-chairman and chief executive officer of First Indiana Corporation. “First Indiana looks forward to continuing our strong business relationship with the management of Somerset Financial and is pleased to entrust clients to a group that has been effectively serving them for many years.”

        First Indiana anticipates a loss from the sale of approximately $2.2 million on a pretax basis, which, in accordance with generally accepted accounting principles, will be recorded in the third quarter. The transaction will also entail the forfeiture of approximately 217,000 non-vested stock options held by Somerset Financial employees, which will have no accounting impact for First Indiana. These options have an estimated market value of approximately $1.3 million, utilizing a Black-Scholes valuation method.

        First Indiana Corporation (Nasdaq: FINB) is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a full service national bank with 32 banking centers. First Indiana also originates consumer loans in 47 states through a national independent agent network. Information about First Indiana is available at (317) 269-1200, or at http://www.firstindiana.com, which is not a part of this news release.

        This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. Forward looking statements by their nature are subject to assumptions, risks, and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: the volatility of the price of First Indiana stock, which could materially impact the market value of the non-vested stock options subject to forfeiture in connection with the Somerset transaction; changes in interest rates; failure of the Indiana and/or national economies to continue to improve, which could materially impact credit quality and the ability to generate acceptable loans; declines or disruptions in the stock or bond markets; delay in or inability to execute strategic initiatives designed to grow revenues and/or manage expenses; inaccurate or erroneous assumptions made in connection with various modeling techniques; new legal obligations or restrictions; and changes in accounting, tax, or regulatory practices or requirements. For additional information about the factors that affect First Indiana’s business, please see the company’s Form 10-K and other periodic filings with the Securities and Exchange Commission. First Indiana undertakes no duty to update forward-looking statements.